EXHIBIT 99.1

             iMedia International, Inc. Reports Record Net Revenues
                    for Quarter Ended September 30, 2004.

SANTA MONICA, Calif., -- As previously reported in its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 19, 2004, iMedia International. Inc. (OTC:IMNL.OB) is pleased to report record net revenues of $756,794 in the third quarter ended September 30, 2004 compared to $190,027 during the third quarter of 2003, an increase of 398%. The increase in revenues is indicative of the Company's increased ability to procure new business and the shift in its sales emphasis towards special edition and custom disc production. "We have focused much of our sales and marketing activities towards creating continuity programs with traditional print media and direct response marketing companies," stated Scott Kapp, President of iMedia International, Inc. He concludes, "we are very encouraged by our results."

In recent developments, iMedia:

    * Was a featured sponsor at the Electronic Retailers Association convention in Las Vegas, Nevada;
    * Produced a state-of-the-art promotional disc for entertainment giant Cirque du Soliel;
    *    Produced a promotional DVD for Warner Brothers Television
    *    Produced a promotional DCD for Showtime Networks;
    * Produced an interactive product catalog for the TeleBrand's Invention Channel;
    * Contracted with NBC Television to produce an interactive CD-ROM for distribution in December 2004.

Net sales for the three months ended September 30, 2004 were $756,794 compared with $190,027 for the three months ended September 30, 2003.

Cost of sales increased to $668,000 from $148,858 for the three months ended September 30, 2004 and 2003, respectively. The increase in cost of sales was due primarily to an increase in total number of discs produced and shipped, including costs for authoring, printing and replication. Gross profit contribution was $88,794 (or 12%) and $41,169 (or 22%) for the three months ended September 30, 2004 and 2003, respectively.

Operating expenses increased to $1,118,471 (149%) for the three months ended
September 30, 2004, from $449,555 for the same period in the prior year.   The
increase in expenses was due to continued development of our products, growth initiatives, expenses associated with expanded sales efforts, as well as substantial legal and accounting costs associated with the maintenance of our fully-reporting status.

Interest expense, relating to convertible debt interest, increased to $235,767 for the three months ended September 30, 2004. Bank interest of $6,667 was incurred for the same period in the prior year.

Net loss for the three months ended September 30, 2004 increased to ($1,265,444) compared to ($408,386) for the prior year's comparable period. This represents an increased loss of $857,058 or 210%. The increase in net loss is primarily attributable to our expanded operations, increased loan interest, non-cash charges for warrants associated with various convertible notes, the substantial legal and accounting costs related to our fully-reporting status, and our increased sales and marketing efforts.

"I am very excited about the continuing growth of our business and our revenues. We have seen a huge ramp-up in business since we began focusing on the production of custom discs. Our revenue projections for Q4 look very strong, and we expect to begin the integration of several new proprietary
products for 2005 that have the ability to deliver much higher margins.   All
in all, we are very encouraged with our progress," commented David MacEachern, iMedia International, Inc.'s Chief Executive Officer.

About iMedia International, Inc.

iMedia International, Inc. (IMNL) is a publicly held digital media solutions company producing DVD's, and CD-ROM's for digital multimedia marketing and promotional campaigns. iMedia publishes proprietary and custom digital iMagazines and offers expert digital media solutions services including: strategic planning, content aggregation and production, disc audio/video design, authoring, editing and compression, disc packaging manufacturing and distribution. A key feature of iMedia's technology is its iReporting real-time, online tracking system which provides quantitative data on disc viewer usage patterns and effectiveness of iMedia marketing and promotional campaigns.

For more information on iMedia International, Inc., please contact:

Kelly R. Konzelman, Executive Vice President iMedia International, Inc.
1721 21st Street, Santa Monica, CA 90404
(310) 453-4499
kellyk@imedia-intl.com

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The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Examples of forward-looking statements included in this press release include statements regarding the Company's ability to procure new business, the Company's revenue projections for its fourth fiscal quarter 2004, the Company's integration of several new proprietary products for 2005, and the ability of those products to deliver a much higher margin. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, general economic risks and uncertainties, and various other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Please refer to the full filing of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 19, 2004, at http://www.sec.gov.